EXHIBIT 99.1

3D Systems Reports First Quarter 2019 Financial Results

ROCK HILL, S.C., May 07, 2019 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE: DDD) announced today its financial results for the first quarter ended March 31, 2019.

For the first quarter of 2019, the company reported revenue of $152.0 million, a decrease of 8 percent compared to $165.9 million in the first quarter of the previous year. The company reported a GAAP loss of $0.22 per share in the first quarter of 2019 and a GAAP loss of $0.19 per share in the first quarter of 2018, and a non-GAAP loss of $0.09 per share in the first quarter of 2019 compared to a non-GAAP loss of $0.03 per share in the first quarter of 2018.

The company reported 90 percent higher printer unit sales, but as a result of the mix of unit sales, printer revenue decreased 29 percent compared to the first quarter of the prior year. Healthcare services and simulation increased, however timing of large customer orders for printers and materials offset the increases, and total healthcare revenue decreased 5 percent from the first quarter of 2018. During the first quarter, materials revenue decreased 3 percent, software decreased 8 percent and on demand services decreased 12 percent.

The company reported GAAP gross profit margin of 43.2 percent for the first quarter of 2019 compared to gross profit margin of 46.9 percent in the prior year period. Under absorption of overhead driven by lower revenue and production combined with mix of sales resulted in lower gross profit margin in the first quarter of 2019.

For the first quarter of 2019, GAAP operating expenses decreased 9 percent to $87.0 million compared to $95.3 million in the prior year period. SG&A expenses decreased 6 percent to $65.1 million and R&D expenses decreased 15 percent from the first quarter of the prior year to $21.9 million.

The company used $15.2 million of cash in operations and ended the quarter with $157.3 million of unrestricted cash on hand. The use of cash during the first quarter was driven by lower than anticipated sales during the quarter and higher inventory in support of new product ramps.

“While we expected seasonality in our revenue this year from ordering patterns of enterprise customers, the first quarter was lower than anticipated as a result of shipment timing and additional on demand weakness,” commented Vyomesh Joshi (VJ) chief executive officer, 3D Systems. "We are taking actions to improve performance for the balance of the year, including accelerating cost reductions."

"With the breadth and strength of our portfolio, we continue to have significant market opportunities to expand our market share and are committed to executing our plans to drive long term profitable growth," concluded Joshi.

Q1 2019 Conference Call and Webcast
The company expects to file its Form 10-Q for the quarter ended March 31, 2019 with the Securities and Exchange Commission on May 7, 2019. 3D Systems plans to hold a conference call and simultaneous webcast to discuss these results on Tuesday, May 7, 2019, at 4:30 p.m. Eastern Time.

Date: Tuesday, May 7, 2019
Time: 4:30 p.m. Eastern Time
Listen via Internet: www.3dsystems.com/investor
Participate via telephone:
Within the U.S.:  1-877-407-8291
Outside the U.S.:  1-201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology.  Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company.  The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or review any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise.

Presentation of Information in This Press Release
To facilitate a better understanding of the impact that strategic acquisitions, non-recurring charges and certain non-cash expenses had on its financial results, the company reported non-GAAP measures excluding the impact of amortization of intangibles, non-cash interest expense, acquisition and severance expenses, stock-based compensation expense, litigation settlements and charges related to strategic decisions and portfolio realignment. A reconciliation of GAAP to non-GAAP results is provided in the accompanying schedule.

About 3D Systems
3D Systems provides comprehensive 3D products and services, including 3D printers, print materials, on-demand manufacturing services and digital design tools. Its ecosystem supports advanced applications from the product design shop to the factory floor to the operating room. 3D Systems’ precision healthcare capabilities include simulation, Virtual Surgical Planning, and printing of medical and dental devices as well as patient-specific surgical instruments. As the originator of 3D printing and a shaper of future 3D solutions, 3D Systems has spent its 30 year history enabling professionals and companies to optimize their designs, transform their workflows, bring innovative products to market and drive new business models.

More information on the company is available at www.3dsystems.com

Tables Follow

3D Systems Corporation
Unaudited Condensed Consolidated Balance Sheets
March 31, 2019 and December 31, 2018

(in thousands, except par value)	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$157,260	$109,998
Accounts receivable, net of reserves — $8,111 (2019) and $8,423 (2018)	128,774	126,618
Inventories	137,919	133,161
Prepaid expenses and other current assets	29,345	27,697
Current deferred tax assets	—	—
Total current assets	453,298	397,474
Property and equipment, net	100,171	103,252
Intangible assets, net	62,500	68,275
Goodwill	221,506	221,334
Right of use assets	39,570	4,466
Deferred income tax asset	5,840	4,217
Other assets, net	27,504	26,814
Total assets	$910,389	$825,832
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long term debt	$5,000	$—
Current right of use liabilities	12,184	654
Accounts payable	54,503	66,722
Accrued and other liabilities	56,336	59,265
Current deferred tax liabilities	—	—
Customer deposits	4,284	4,987
Deferred revenue	44,954	32,432
Total current liabilities	177,261	164,060
Long-term debt	94,387	25,000
Long-term right of use liabilities	36,257	6,392
Deferred income tax liability	7,315	6,190
Other liabilities	42,439	39,331
Total liabilities	357,659	240,973
Redeemable noncontrolling interests	8,872	8,872
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; issued 117,459 (2019) and 118,650 (2018)	118	117
Additional paid-in capital	1,354,683	1,355,503
Treasury stock, at cost — 2,219 shares (2019) and 2,946 shares (2018)	(16,056)	(15,572)
Accumulated deficit	(747,095)	(722,701)
Accumulated other comprehensive loss	(39,362)	(38,978)
Total 3D Systems Corporation stockholders' equity	552,288	578,369
Noncontrolling interests	(8,430)	(2,382)
Total stockholders’ equity	543,858	575,987
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$910,389	$825,832

3D Systems Corporation
Unaudited Condensed Consolidated Statements of Operations
Quarter Ended March 31, 2019 and 2018

	Quarter Ended March 31,
(in thousands, except per share amounts)	2019	2018
Revenue:
Products	$92,347	$105,447
Services	59,633	60,422
Total revenue	151,980	165,869
Cost of sales:
Products	55,760	56,118
Services	30,515	31,882
Total cost of sales	86,275	88,000
Gross profit	65,705	77,869
Operating expenses:
Selling, general and administrative	65,107	69,452
Research and development	21,903	25,882
Total operating expenses	87,010	95,334
Loss from operations	(21,305)	(17,465)
Interest and other expense, net	(1,201)	(1,552)
Loss before income taxes	(22,506)	(19,017)
Provision for income taxes	(1,844)	(1,954)
Net loss	(24,350)	(20,971)
Less: net income (loss) attributable to noncontrolling interests	44	(16)
Net loss attributable to 3D Systems Corporation	$(24,394)	$(20,955)

Net loss per share available to 3D Systems Corporation common stockholders - basic and diluted	$(0.22)	$(0.19)

3D Systems Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
Quarter Ended March 31, 2019 and 2018

	Quarter Ended March 31,
(in thousands)	2019	2018
Cash flows from operating activities:
Net loss	$(24,350)	$(20,971)
Adjustments to reconcile net loss to net cash used in by operating activities:
Depreciation and amortization	13,144	15,186
Stock-based compensation	6,706	7,128
Lower of cost or market adjustment	—	—
Provision for bad debts	219	1,017
Provision for deferred income taxes	(498)	(898)
Impairment of assets	180	1,411
Changes in operating accounts:
Accounts receivable	(2,928)	(3,774)
Inventories	(5,192)	(5,571)
Prepaid expenses and other current assets	354	(3,667)
Accounts payable	(11,987)	(647)
Deferred revenue and customer deposits	11,811	10,018
Accrued and other current liabilities	(5,531)	2,579
All other operating activities	2,914	(3,350)
Net cash used in operating activities	(15,158)	(1,539)
Cash flows from investing activities:
Purchases of property and equipment	(8,837)	(10,764)
Other investing activities	(37)	(230)
Net cash used in investing activities	(8,874)	(10,994)
Cash flows from financing activities:
Proceeds from borrowings	100,000	—
Repayment of borrowings/long term debt	(25,000)	—
Purchase of noncontrolling interest	(2,500)	—
Payments on earnout consideration	—	(2,675)
Other financing activities	(1,263)	(965)
Net cash provided by (used in) financing activities	71,237	(3,640)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	57	1,438
Net increase (decrease) in cash, cash equivalents and restricted cash	47,262	(14,735)
Cash, cash equivalents and restricted cash at the beginning of the period (a)	110,919	136,831
Cash, cash equivalents and restricted cash at the end of the period (a)	$158,181	$122,096

(a) The amounts for cash and cash equivalents shown above include restricted cash of $921 and $794 as of March 31, 2019 and 2018, respectively, and $921 and $487 as of December 31, 2017, and 2016, respectively, which were included in other assets, net in the condensed consolidated balance sheets.

3D Systems Corporation
Schedule 1
Loss Per Share
Quarter Ended March 31, 2019 and 2018

	Quarter Ended March 31,
(in thousands, except per share amounts)	2019	2018
Numerator for basic and diluted net loss per share:
Net loss attributable to 3D Systems Corporation	$(24,394)	$(20,955)

Denominator for basic and diluted net loss per share:
Weighted average shares	113,267	111,819

Net loss per share - basic and diluted	$(0.22)	$(0.19)

3D Systems Corporation
Schedule 2
Unaudited Reconciliations of GAAP to Non-GAAP Measures
Quarter Ended March 31, 2019 and 2018

	Quarter Ended March 31,
(in millions, except per share amounts)	2019	2018
GAAP Net loss attributable to 3D Systems Corporation	$(24.4)	$(21.0)
Adjustments:
Amortization, stock-based compensation & other [1]	12.2	15.2
Legal, acquisition and divestiture related [2]	0.4	0.5
Cost optimization plan, including severance costs [3]	1.7	0.5
Impairment of cost-method investments [4]	—	1.4
Non-GAAP net income attributable to 3D Systems Corporation	$(10.1)	$(3.4)
Non-GAAP net income per share available to 3D Systems common stock holders - basic and diluted [5]	$(0.09)	$(0.03)

1 For the quarter ended March 31, 2019, the adjustment included $0.1 in COGS and $12.1 in SG&A. For the quarter ended March 31, 2018, the adjustment included $0.1 in COGS and $15.1 in SG&A.
2 For the quarter ended March 31, 2019, the adjustment included $(1.8) in Revenues $1.9 in COGS and $0.7 in SG&A and $(0.5) in other income (expense). For the quarter ended March 31, 2018, the adjustment included $0.5 in SG&A.
3 For the quarter ended March 31, 2019, the adjustment included $0.4 in COGS, $1.2 in SG&A. For the quarter ended March 31, 2018, the adjustment included $0.2 in COGS and $0.3 in SG&A.
4 For the quarter ended March 31, 2018, the adjustment included $1.4 in interest and other income (expense), net. No impairment was recorded in 2019.
5 Denominator based on weighted average shares used in the GAAP EPS calculation.

* Tables may not foot due to rounding; amounts calculated based on dollars in thousands.

Investor Contact:
Stacey Witten
Investor.relations@3dsystems.com

Media Contact:
Nicole York
press@3dsystems.com